                                                                     EXHIBIT 8.1
                              SEWARD & KISSEL LLP
                             ONE BATTERY PARK PLAZA
                            NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL        TELEPHONE: (212) 574-1200     1200 G STREET, N.W.
                            FACSIMILE: (212) 480-8421    WASHINGTON, D.C. 20005
                                 WWW.SEWKIS.COM        TELEPHONE: (202) 737-8833
                                                       FACSIMILE: (202) 737-5184








                                                  March 2, 2005



Ultrapetrol (Bahamas) Limited
c/o H&J Corporate Services Ltd.
Shirlaw House
87 Shirley Street
P.O. Box 55-19085
Nassau, Bahamas
Ladies and Gentlemen:

          Re:  9% First Preferred Ship Mortgage Notes due 2014

Ladies and Gentlemen:

     In connection with the Registration Statement (Registration No. 333-122254), as amended, filed by Ultrapetrol (Bahamas) Limited, a Bahamas corporation (the "Company") on Form F-4 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the "Registration Statement") in connection with the exchange offer for the Company's 9% First Preferred Ship Mortgage Notes due 2014 (the "Notes"), we have been requested to render our opinion regarding certain United States federal income tax matters.

     In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus that forms a part thereof (the "Prospectus"). We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company. Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

     Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions "Summary of the Terms of The Exchange Offer -- U.S. Federal Income Tax Considerations," "The Exchange Offer -- Transfer Taxes," and "Tax Considerations -- United States Federal Income Tax Considerations" we hereby confirm that the opinions of Seward & Kissel LLP with respect to federal income tax matters are those opinions attributed to Seward & Kissell LLP in the Registration Statement under the captions "Summary of the Terms of The Exchange Offer -- U.S. Federal Income Tax Consideration," "The Exchange Offer -- Transfer Taxes," and "Tax Considerations -- United States Federal Income Tax Considerations." It is our

Ultrapetrol (Bahamas) Limited
March 2, 2005
Page 2


further opinion that the tax discussion set forth under the captions "Summary of the Terms of The Exchange Offer -- U.S. Federal Income Tax Consideration," "The Exchange Offer -- Transfer Taxes," and "Tax Considerations -- United States Federal Income Tax Considerations" in the Registration Statement accurately states our views as to the tax matters discussed therein.

     Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement, and we have no responsibility to update this opinion or to advise you of any change in the laws after the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made part of the Registration Statement.

                                             Very truly yours,



                                             /s/ Seward & Kissel LLP





02351.0008 #533182